UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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HASBRO, INC.
(Name of Registrant as Specified in Its Charter)

ALTA FOX OPPORTUNITIES FUND, LP

ALTA FOX SPV 3, LP

ALTA FOX SPV 3.1, LP

ALTA FOX GENPAR, LP

ALTA FOX EQUITY, LLC

ALTA FOX CAPITAL MANAGEMENT, LLC

CONNOR HALEY

MARCELO FISCHER

RANI HUBLOU

CAROLYN JOHNSON

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Alta Fox Opportunities Fund, LP, together with the other participants named herein (collectively, “Alta Fox”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Hasbro, Inc., a Rhode Island corporation (the “Company”).

Item 1: On April 27, 2022, Alta Fox issued the following press release and open letter to shareholders:

Alta Fox Files Definitive Proxy Statement and Sends Letter to Hasbro Shareholders

Asserts that Shareholder-Driven Change is Needed at the 2022 Annual Meeting to Mitigate Further Value Destruction Under Hasbro’s Arrogant, Insular and Ineffective Board

Highlights Risks Associated with Reelecting Incumbents Responsible for Years of Underperformance and Egregious Capital Allocation, Including the $4.6 Billion eOne Deal

Puts Spotlight on Hasbro Chairman Rich Stoddart's Long History of Value Destruction and Lack of Qualifications to Oversee Hasbro

Questions the Board’s Entrenchment Agenda and Unwillingness to Embrace Shareholder Input Following Years of Poor Returns

Urges Shareholders to Elect Alta Fox’s Three-Member Slate on the GOLD Proxy Card to Inject Capital Allocation, Strategic Planning and Transformation Expertise into the Boardroom

DALLAS--(BUSINESS WIRE)--Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox” or “we”), the beneficial owner of approximately 2.5% of the outstanding shares of Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), today announced that it has filed a definitive proxy statement with the U.S. Securities and Exchange Commission in connection with Hasbro's 2022 Annual Meeting of Shareholders. Alta Fox disclosed in its materials that it has reduced its slate to three director candidates after taking into account Hasbro’s recent expansion of its Board of Directors, the Company’s most pressing needs and feedback from other shareholders. In addition, Alta Fox sent the below letter to shareholders.

Learn more about the Alta Fox slate and how to vote for boardroom change on the GOLD proxy card by visiting www.FreeTheWizards.com.

***

Fellow Shareholder,

Alta Fox Capital Management, LLC (together with its affiliates, “Alta Fox” or “we”) is a top 10 shareholder of Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), signaling our strong alignment with you and all of the Company’s stakeholders. We own approximately 2.5% of Hasbro’s outstanding shares because we believe it is an iconic American brand with attractive assets and tremendous value creation potential. We intend to be a long-term shareholder of Hasbro and are fully committed to taking the necessary steps to help finally unlock that potential.

Unfortunately, Hasbro’s high-quality assets have failed to deliver on their promise under the current Board of Directors (the “Board”). The Company has been a chronic underperformer and currently trades at a significant discount to its intrinsic value. In fact, its share price is materially lower today than it was five years ago, making it a troubled investment for many of its shareholders. In our view, Hasbro’s stagnation and poor shareholder returns are largely due to an arrogant, insular and ineffective Board. For too long, a group of seemingly unqualified directors has presided – without sufficient accountability – over abysmal capital allocation, excessive executive compensation, highly concerning governance, opaque disclosures and a flawed corporate structure.

It is important to stress that we have gone to great lengths to try to compromise with the Board and collaborate on a viable director refresh that would have addressed our concerns and advanced all stakeholders’ interests. Unfortunately, the Company did not appear to take our efforts seriously:

•	When we made director candidates available for interviews, the Board was primarily focused on trying to convince our nominees not to associate with us – rather than objectively evaluating their credentials and qualifications.[1] This was particularly alarming given our candidates have backgrounds as public company c-suite executives and directors with diverse experience in relevant areas.

•	When we made a good faith settlement proposal, the Board refused to have any substantive discussions about shareholder representation and the value of a viable refresh versus a reactionary expansion of the number of directors.

•	The Board’s only attempt to avoid an election contest was offering to give us public credit for its own defensive measures, such as its addition of two new directors without strong capital allocation, governance and strategic transformation backgrounds.

•	The Board demonstrated just how disingenuous it is by ultimately asking Alta Fox to rubberstamp the Company’s hand-picked candidates.

•	The Board was covertly focused on expanding from an already bloated 11 members to an indefensible 13 members.

•	The Board dismissed compromise in favor of hiring an army of expensive advisors that includes two law firms, two proxy solicitation firms and two investment banks for defense support, in addition to a cadre of public relations consultants apparently peddling blatant distortions to talking heads like Andrew Ross Sorkin and Jim Cramer.

1 For example, when interviewing Marcelo Fischer, current CFO at IDT Corp (NYSE: IDT), one of Hasbro’s Board members aggressively questioned how a current CFO could have time to be on another public company board. This Board member apparently was unaware of the fact that Hasbro’s own CFO currently sits on the Logitech (NASDAQ: LOGI) board of directors.

After assessing this appalling level of arrogance and considering the risks associated with further empowering this Board, we felt absolutely compelled to proceed with a campaign to elect highly qualified individuals with fresh perspectives and open minds at the 2022 Annual Meeting of Shareholders (the “Annual Meeting”).

We have recently had conversations with a large number of our fellow shareholders about Hasbro’s most pressing needs and who the right change agents would be on a truly refreshed Board. Following these discussions, we have proactively modified our slate to include three members who are particularly well-suited to help reset the culture in Hasbro’s boardroom. The candidates we are running – Marcelo Fischer, Rani Hublou and Carolyn Johnson – have valuable experience in relevant areas such as capital allocation, corporate transformations, strategic planning and value creation in public markets. Each of our candidates also appreciates the importance of maintaining good corporate governance and soliciting actionable shareholder feedback.

Looking ahead, we believe that this election contest is about one question:

Are shareholders better off maintaining an insular and entrenched Board that has overseen dismal returns OR with a truly refreshed and more independent Board with greater capital allocation acumen, business transformation expertise and governance experience?

We believe the answer is clear. If our three-member slate is elected, the Board will have a better mix of institutional knowledge, fresh perspectives, capital allocation discipline and objectivity when it comes to charting a go-forward business strategy. As first-time Chief Executive Officer Chris Cocks begins his tenure, it is the right time for shareholders to elect accountable and independent directors that are less tied to the Hassenfeld family and more aligned with Hasbro’s shareholder base.

HASBRO HAS BEEN RUN LIKE A PRIVATE COMPANY FOR DECADES DUE TO THE HASSENFELD FAMILY’S INFLUENCE – AND SHAREHOLDERS HAVE PAID THE PRICE

In our view, Hasbro has often put the Hassenfeld family’s interests ahead of those of other shareholders. Since 1970, Hasbro's leadership has consistently included several members of the Hassenfeld family, including current Chairman Emeritus Alan Hassenfeld, who rose from President to CEO without any prior experience or apparent relevant qualifications for the role. Mr. Hassenfeld's mother, Sylvia Hassenfeld, was also a long-time director of Hasbro. We believe the Hassenfeld family's de facto control and influence over the Company has resulted in chronically value-destructive decision-making and an apparent lack of objectivity in the boardroom.

Shareholders should not forget that when Mattel, Inc. ("Mattel") offered to buy Hasbro for a 73% premium in an all-equity transaction in January 1996, the Hassenfeld-led Board not only quickly rejected the offer, but also launched a blitz campaign to persuade Rhode Island legislators “to pass a law making takeover attempts more difficult.”2 This included preventing owners of 10% or more of a company’s shares from calling a special meeting.

2 Bloomberg Business News U.S. Page One: Feb 2, 1996.

Subsequently, in June 2010, with Mr. Hassenfeld on the Board, Providence Equity Partners LLC ("Providence") approached the Company about acquiring the business. Not only did Hasbro rebuff Providence, but multiple accounts suggest the Board was unwilling to sell the business for any price – a clear example of the Hassenfeld family’s focus on maintaining control and influence over the Company rather than delivering the best outcome for shareholders.3

The consequences of prioritizing the Hassenfeld family's interests over those of the Company's shareholders are clear to us when taking into account the following:

•	Hasbro underperformed the S&P 500 by more than 100% during Mr. Hassenfeld’s 14-year tenure as CEO, while also underperforming Mattel by over 340%.

•	When Mr. Hassenfeld's CEO tenure ended in May 2003, Hasbro's share price remained more than 30% below the market implied Mattel offer price in 1996.

•	Hasbro has underperformed the S&P 500 by more than 200% since June 2010, when the Board rejected Providence's interest in acquiring the Company. [4]

While the Hassenfeld family may no longer hold a controlling stake in Hasbro, we believe Hasbro's boardroom still contains the same insular, controlled Company culture today. With the exception of the new directors added just weeks ago in response to our campaign, all current independent Board members were appointed during Mr. Hassenfeld's tenure. Based on our interaction with the Board to date, we have concluded that it lacks the objectivity to properly evaluate the Company's performance, governance and go-forward strategy.

WE BELIEVE HASBRO SUFFERS FROM AN ARROGANT, INSULAR AND INEFFECTIVE BOARD CULTURE UNDER RICH STODDART AND OTHER LONG-TENURED DIRECTORS

Under the current Board, Hasbro has underperformed the broader market and relevant indices – including the Company's own benchmark, the Russell 1000 Consumer Discretionary Index – across nearly every relevant time horizon. Over the past five years, Hasbro has lagged the S&P 500 by more than 100%. This is the case despite operating in a strong bull market fueled by unprecedented stimulus and historically low interest rates. Today, Hasbro's shares trade near a 52-week low, indicating to us the market's clear lack of faith in the Board.

As Hasbro’s shareholders have suffered over the last five years, its senior leadership and directors have collectively received more than $215 million in compensation. The Board, has also repeatedly lowered corporate targets, including in 2012, 2013, 2015, 2019 and 2021. When subtracting Entertainment One's ("eOne") inorganic revenue contribution from Hasbro’s 2021 annual revenue target, the adjusted revenue target was 11% lower than Hasbro’s 2017 revenue target and target EBIT margins were 220 basis points lower than the 2017 EBIT margin target. Despite weak underlying performance, the Company’s most recent proxy statement disclosed that CEO compensation has soared to $26.8 million – 324x the median Hasbro employee's total compensation and 381x the median Rhode Island household income.5 We are troubled that under Compensation Committee Chair Lisa Gersh, many of Hasbro's executive compensation metrics (revenue, EBIT margin, free cash flow, ROIC) have been manipulated by the Board to ensure leadership receives rich payouts that are not closely tied to shareholder value creation.

3 https://toynewsi.com/news.php?itemid=16035 and https://www.marketwatch.com/story/hasbro-says-not-interested-in-selling-company-2010-06-24.

4 If we assume that Providence Equity Partners would have paid a 30% acquisition premium to take Hasbro private and factor that into our analysis of the Board’s performance, Hasbro would have underperformed the S&P 500 by almost 300%.

5 Company's 2022 proxy statement and U.S. Census data.

We are not alone in our criticism of the Board's inability to set equitable compensation targets for management. Following the target cuts in 2012 and 2013, shareholders voted overwhelmingly against Hasbro's say-on-pay proposal at the 2014 Annual Meeting. In connection with last year’s Annual Meeting, a leading independent proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”), recommended shareholders vote for Hasbro's say-on-pay proposal “with caution.” ISS cited the $12 million award to the eOne CEO as well as Hasbro’s “temporary move to a primarily time-based equity award program in 2021.”

We believe Hasbro's egregious and misaligned compensation structure is symptomatic of poor boardroom stewardship under the Stoddart-led Board.

A CLOSER LOOK AT CHAIRMAN RICH STODDART’S RECORD OF VALUE DESTRUCTION AND THE HASSENFELD FAMILY’S UNBROKEN GRIP ON HASBRO

The primary qualification of Rich Stoddart when he was appointed to the Board appears to have been that he was in the same 1985 Dartmouth College graduating class as the former CEO of Hasbro under whom he was appointed. Leveraging that relationship, Mr. Stoddart subsequently became interim CEO and is now, inexplicably to us and many others, the Chairman of the Board. However, we contend that Mr. Stoddart is a perpetual value destroyer who is unqualified to be Chairman. His record of value destruction speaks for itself:

•	Mr. Stoddart’s latest operating role was as CEO of Innerworkings (“INWK”), a formerly public company, where results under his tenure were disastrous for shareholders. INWK’s share price declined an astonishing 68.49% during his roughly two-and-a-half years as CEO, before the company was sold. This compared to a 32.30% return for the S&P 500 during the same time period.

•	While investors lost nearly over two-thirds of the value of their investment in INWK, Mr. Stoddart made over $13 million during his short tenure as CEO and even accepted a generous change-in-control bonus when the company was sold at a depressed price.

•	Prior to INWK, Mr. Stoddart was CEO at Leo Burnett, an advertising agency. During his tenure there, Stoddart “presided over some major, demoralizing account losses, including the U.S. Army, Morgan Stanley and several chunks of Con Agra business.” Reports at the time indicated that Mr. Stoddart “might not have moved fast enough—or boldly enough” to prevent losing key accounts.[6]

With such catastrophic performance in his prior roles, our view is that Mr. Stoddart should never have been appointed to the Board of such a large and prominent entity as Hasbro – let alone be allowed to serve as interim CEO or Chairman. One can only wonder whether any of Hasbro’s recent losses of key contracts to rival Mattel are related to Mr. Stoddart not moving “fast enough—or boldly enough” as interim CEO and Chairman.7

6 https://www.pressreader.com/usa/chicago-sun-times/20070109/282140696898798.

7 https://www.forbes.com/sites/carlieporterfield/2022/01/26/mattel-shares-jump-after-it-recoups-disney-princess-toy-rights-from-rival-hasbro/?sh=3e26320857fc.

A CLOSER LOOK AT THE BOARD’S RECKLESS AND WASTEFUL CAPITAL ALLOCATION DECISIONS

We believe the current Board has embraced a reckless capital allocation policy, characterized by nebulous brand-building initiatives with limited financial accountability and little investor transparency. In particular, we think that shareholders have suffered immensely due to the Board's lack of financial discipline on major capital allocation decisions, including acquisitions.

We view the defining moment of the “Brand Blueprint” era as the 2019 acquisition of eOne for $4.6 billion, a 30% premium to eOne’s all-time-high share price and approximately 18x its trailing 12 months EBITDA. This seemingly illogical deal diluted shareholders, added a substantial amount of debt to the balance sheet, complicated the investor narrative and destroyed significant value. Hasbro’s shares declined 9% the day of the deal announcement and still remain dramatically lower today than pre-acquisition levels. To us, the fact that the incumbent directors continue to defend the eOne deal and the "Brand Blueprint" strategy despite such a poor outcome speaks volumes about the need for boardroom change.

We also believe that Hasbro has wasted significant capital in its core Consumer toys and boardgame business and Wizards of the Coast segment. Despite pouring more than $5 billion of shareholders’ money into Hasbro’s Consumer business, the segment has significantly underperformed and lost market share to Mattel over the last four years. Similarly, Hasbro has pursued several non-core initiatives in its Wizards of the Coast business that have failed to meet expectations, including a Transformers card game (2017) and a D&D Dark Alliance video game (2021). We find it concerning that the Board has continued to pursue non-core investments at Wizards of the Coast, including a AAA G.I. Joe video game currently in development, despite waning interest in the intellectual property as evidenced by multiple poor performances at the box office.8 The Board has misallocated a significant portion of the Company's research and development budget, to the detriment of attractive reinvestment opportunities within Wizards of the Coast's core franchises.

In addition to poor capital allocation decisions, we view Hasbro's opaque disclosure practices under the incumbent Board as a key reason for why the Company trades at a significant discount to its intrinsic value. For example, Hasbro chose to not report revenue and EBITDA for Wizards of the Coast – which represented 42% of the Company's total EBITDA in FY 2020 – until 2021 and continues to withhold other key performance indicators for the segment. Even in recent results, the Company makes it impossible for investors to understand what large internal projects are being developed and how those projects are being accounted for in the financial statements.9 Most recently, the Board swiftly rejected our idea for a financial or operational spin-off of Wizards of the Coast without providing the details of its rationale or analysis with shareholders. In light of the Board’s apparent credibility issues, we find it hard to believe that the Company comprehensively and objectively evaluated strategic alternatives for the unit. Shareholders deserve a detailed explanation of the Board’s purported evaluation, and the analysis should be re-examined with shareholder-appointed directors focused on creating shareholder value rather than preserving the Hassenfeld family legacy. To date, the Company has provided little evidence of business unit “synergies” that could not be accomplished through a partnership arrangement.

8 https://www.forbes.com/sites/scottmendelson/2021/08/23/snake-eyes-box-office-disaster-gi-joe-termintor-aliens-predator/?sh=49d58508138e.

9 For example, Hasbro does not break out capitalized development expense by segment. It is therefore impossible for investors to know how much of Wizards of the Coast’s research and development is capitalized versus expensed — a key question for any investor trying to understand the unit economics.

We urge shareholders to see through the Board's deception and remember that under the direction of the incumbent Board, Hasbro has consistently underperformed, rebuffed potential acquirers and wasted billions of dollars in shareholder capital without ever acknowledging mistakes.

IT IS TIME TO REMOVE INEFFECTIVE INCUMBENTS AND INSTALL HIGHLY QUALIFIED DIRECTORS WITH FRESH EXPERIENCE AND IMPARTIAL VIEWPOINTS

In our view, both a change in culture and shift in strategy are urgently needed to clean up Hasbro's boardroom and unlock the full value of the Company. With the addition of our independent and highly qualified director candidates, we believe the Board will be positioned to embark on a disciplined strategy that delivers superior value for all stakeholders.

We are seeking to replace three directors: the Chairman, the Head of the Compensation Committee and the Company’s longest-tenured director. These individuals have collectively overseen significant stagnation and underperformance, do not possess the backgrounds, skills or vision needed to transform Hasbro at this critical moment and are not qualified to serve on the Board. In addition to being appointed during Mr. Hassenfeld's tenure, we also note that while the directors we are seeking to replace have collected millions of dollars in Board fees, none of them have ever used that money to purchase shares of Hasbro, demonstrating a lack of confidence in the Company and poor alignment with shareholders. By removing these three directors, shareholders will send a strong message to the Board that the continued disregard for minority shareholders amid poor performance and egregious compensation practices will no longer be tolerated.

•	We believe Chairman Rich Stoddart, who has served on the Board for eight years, is unqualified to continue serving. As detailed above, Mr. Stoddart has a long track record of value destruction, at Hasbro and elsewhere. We also believe that Mr. Stoddart lacks relevant capital allocation, technology and strategic planning expertise necessary to effectively serve as a director – let alone Chairman – of Hasbro.

•	We believe Lisa Gersh, who has served on the Board for nearly 12 years and overseen Hasbro’s egregious compensation practices, is unqualified to continue serving on the Board. As Chair of the Company's Compensation Committee, shareholders should hold Ms. Gersh directly responsible for the Company’s excessive and unjustifiable executive compensation practices, under which management has been paid more and more despite chronic underperformance and dismal shareholder returns. In addition to her track record as a director of Hasbro, we note that Ms. Gersh’s previous tenures at Martha Stewart Living Omnimedia, Inc. ("Martha Stewart") and Knot Inc. ("Knot") were also disastrous for shareholders. Martha Stewart delivered a negative 30% annualized return for shareholders during Ms. Gersh’s time as President and later CEO. In a seemingly self-serving move, Ms. Gersh abruptly resigned from Knot's board, which put the company in non-compliance of Securities and Exchange Commission standards with fewer than three members on its audit committee.[10] Two days later, she joined Hasbro's Board.[11]

10 https://www.sec.gov/Archives/edgar/data/0001062292/000114420410036514/v189877_8k.htm.

11 https://investor.hasbro.com/news-releases/news-release-details/hasbro-elects-lisa-gersh-its-board-directors.

•	We believe it is time for Board member Edward Philip, who has served on the Board for nearly 20 years, to move on. We question how Mr. Philip is even able to focus on Hasbro given that he currently serves on the boards of five other companies, including a poorly performing SPAC, Blade Air Mobility Inc. (NASDAQ: BLDE). The fact that Mr. Philip, who is woefully over-tenured by any reasonable standard, appears to have been unwilling to step down as part of Hasbro’s defensive Board refresh after spending two decades on the Board suggests serious entrenchment issues.

On the heels of Mr. Cocks' appointment, shareholders have a unique opportunity to surround him with a credibly refreshed, truly independent Board at the outset of his tenure. In contrast to the incumbents we are seeking to replace, our nominees possess the requisite impartiality, capital allocation acumen, governance expertise and strategic planning experience to help ensure Mr. Cocks succeeds in his new role. If elected, our nominees are committed to working in a collegial manner with the remaining Board to explore all paths to value creation and rebuild trust with Hasbro's stakeholders.

•	Marcelo Fischer has a strong background in capital allocation, corporate finance, strategic transactions and the consumer and technology sectors.

o	Currently the Chief Financial Officer of IDT Corporation (“IDT”) (NYSE: IDT), a multinational provider of cloud communications and financial services, and has also served as the CFO of IDT Telecom since June 2007. During Mr. Fischer’s tenure as CFO, IDT (inclusive of all spin-off transactions) has compounded shareholder value at 25% a year compared to the S&P 500 at less than 10% annualized.

o	Continues to play a key role in unlocking shareholder value at IDT with several successful spin-offs executed historically at IDT and two new spin-offs currently in the works. Importantly, Mr. Fischer has been instrumental in promoting investor transparency across complicated and unrelated business segments while at IDT.

o	Received a B.A. in Economics from the University of Maryland and an M.B.A. in Finance from the New York University Stern School of Business.

o	Mr. Fischer’s significant spin-off experience, cost discipline and demonstrated track record of value creation in public markets through optimizing corporate structures and promoting investor transparency make him highly qualified to help solve the existing challenges at Hasbro.

•	Rani Hublou is a proven corporate leader with vast experience in strategic planning – including overseeing subscription-based revenue model transitions – product innovation, supply chain management, corporate governance, and marketing.

o	Former Chief Marketing Officer of 8x8, Inc. (NASDAQ: EGHT), Chief Product Officer at Comprehend Systems, Inc. and Chief Marketing Officer and Sales Executive at PSS Systems, Inc. (acquired by International Business Machines (NASDAQ: IBM)).

o	Former strategic consultant at McKinsey & Company, Inc., a leading management consulting firm.

o	Director of Tecsys Inc. (TSX: TCS), a supply chain management software company, since 2020 where she is helping oversee a business model transformation from perpetual to subscription license sales. Ms. Hublou also serves on the compensation committee and has aligned management performance targets according to Tecsys transformation goals.

o	Received an M.S. and a B.S. in Industrial Engineering from Stanford University.
o	Ms. Hublou’s deep strategy experience in areas such as transitioning businesses to subscription-based revenue models and navigating complex supply chains would add significant value to the Board of Hasbro given Hasbro’s complex supply chain and numerous DTC subscription opportunities within its core franchises.

•	Carolyn Johnson has a proven track record of delivering significant value to shareholders through her experience as a business transformation leader and corporate governance expert with compensation committee experience, and a strong negotiation background with several successful asset sales totaling billions of dollars.

o	Drove significant value for shareholders during her tenure at Majesco, LLC (formerly NASDAQ: MJCO), which delivered an 84% annualized total shareholder return during her tenure. Ms. Johnson helped negotiate the ultimate sale price of Majesco to Thoma Bravo, which improved from $13.10 to $16.00, a greater than 100% premium to Majesco’s pre-deal trading price. She also served on Majesco's compensation committee.

o	Recently served as the Chief Transformation Officer of American International Group, Inc. (NYSE: AIG), an international insurance organization where she executed on Carl Icahn’s activist plan for change, resulting in $250 million of cost savings in the first eight months and developing a roadmap to $1 billion in savings over a three-year period.

o	Previously held the position of Chief Executive Officer of Annuities and Individual Life at Voya Financial, Inc. (NYSE: VOYA), an insurance company. After leading the division for four years, Ms. Johnson led its sale to Apollo in 2018 for $1.1 billion.

o	Received a B.S. in Business Administration with a focus in Finance from California State University, Los Angeles and completed the Finance for Senior Executives course at Harvard Business School.

o	Ms. Johnson’s relentless focus on creating shareholder value, track record of success as both a director and operator, corporate governance and compensation expertise, and success executing complex transactions and transformations, would provide significant value to the Hasbro boardroom in light of the Board’s strategic execution and governance failures to date.

We suspect Hasbro has dismissed our candidates because they represent exactly what the Board fears: truly independent perspectives that will demand accountability, discipline and transparency in the boardroom. After five years of languishing returns, Hasbro needs new directors to reverse the underperformance and ensure that minority shareholders have the proper governance they deserve. It is very telling that a Board with such a poor track record would be so arrogant and reject legitimate settlement offers from us, choosing instead to drag all stakeholders into a distracting and expensive contest.12 We are asking you to help bring accountability to Hasbro by removing long-tenured and underperforming directors, and replacing them with the three engaged and experienced change agents we have nominated.

We thank you in advance for your consideration and willingness to evaluate our case for boardroom change. To contact us or to learn how to vote on the GOLD proxy card for our slate, please visit www.FreeTheWizards.com.

Sincerely,

Connor Haley

Managing Partner

Alta Fox Capital Management, LLC

***

About Alta Fox

Founded in 2018 by Connor Haley, Alta Fox is a Texas-based alternative asset management firm that employs a long-term focused investment strategy to pursue exceptional risk-adjusted returns for a diverse group of institutions and qualified individual clients. Alta Fox focuses on identifying often overlooked and under-the-radar opportunities across asset classes, market capitalization ranges and sectors. Learn more by visiting www.AltaFoxCapital.com.

Contacts

For Investors:

Okapi Partners

Mark Harnett, 646-556-9350

mharnett@okapipartners.com

For Media:

Longacre Square Partners

Greg Marose / Bela Kirpalani, 646-386-0091

gmarose@longacresquare.com / bkirpalani@longacresquare.com

12 https://www.reuters.com/business/exclusive-hasbro-snubs-alta-fox-board-nominee-offer-settlement-talks-sources-2022-03-27/.

Item 2: Alta Fox uploaded the following materials to www.FreeTheWizards.com:

HOME ABOUT ALTA FOX THE CASE TO REPAIR HASBRO OUR IDEAS NOMINEES PLAYERS RESOURCES

RESOURCES

KEY MATERIALS

Alta Fox's Letter to Hasbro Shareholders | April 27, 2022

Alta Fox's Definitive Proxy Statement | April 27, 2022

Alta Fox Urges Hasbro to Address Critical Questions Pertaining to Its Corporate Governance and Strategic Priorities on Q1 2022 Earnings Call | April 18, 2022

Alta Fox's Preliminary Proxy Statement | April 5, 2022

Alta Fox Comments on Hasbro's Decision to Initiate a Defensive and Reactionary Board Expansion as Shares Trade Near 52-Week Low | April 4, 2022

Alta Fox Director Candidates Q&A | March 7, 2022

Alta Fox Capital Management Releases Q&As with Its Five Director Candidates Standing for Election at Hasbro's 2022 Annual Meeting | March 7, 2022

Alta Fox Capital Management Nominates Five Highly Qualified and Independent Candidates for Election to Hasbro's Board of Directors | February 17, 2022

The Alta Fox Path to 100%+ Upside | February 17, 2022

RELEVANT MEDIA COVERAGE

The Wall Street Journal | Hasbro Activist Begins Proxy Fight, Urges Wizards Unit Spinoff

Bloomberg | Activist Behind Hasbro Spinoff Push Is a Gamer With Gripes

CNBC | Hasbro activist wants toy company to spin off Wizards of the Coast, add new board members

Yahoo! Finance | Hasbro's board 'needs to face the reality of the underperformance,' Alta Fox executive says

Providence Business First | Activist investor pressures Hasbro to split into two, slash executive pay

FOR INVESTORS

Alta Fox Capital
freethewizards@altafoxcapital.com

OR

FOR MEDIA

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
gmarose@longacresquare.com /
ckiaie@longacresquare.com

Reach out with any questions, concerns or feedback.

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Item 3: On April 27, 2022, Connor Haley of Alta Fox issued the following tweets: